Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-3 and related Prospectus of Shockwave Medical, Inc. for the registration of debt securities, common stock, preferred stock, depositary shares, warrants, purchase contracts or units and to the incorporation by reference therein of our report dated March 12, 2020, with respect to the consolidated financial statements of Shockwave Medical, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2019, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Jose, California
June 12, 2020